UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 10, 2014, Response Genetics, Inc. (the “Company”) held an annual meeting of its stockholders (the “2014 Annual Meeting”). A total of 32,070,160 shares of the Company’s common stock, par value $0.01 per share, (“Common Stock”) were present or represented by proxy at the meeting, representing approximately 82.79% of the outstanding Common Stock as of May 12, 2014, the record date for the 2014 Annual Meeting.

At the 2014 Annual Meeting, three proposals were submitted for a vote of the Company’s stockholders and the related results are as follows:

Proposal 1. The election of Thomas A. Bologna, Kirk K. Calhoun, Sam Chawla, David R. Schreiber, Michael Serruya, Richard van den Broek and David Wurzer as directors until the next succeeding annual meeting of stockholders of the Company or until each such director’s successor shall have been duly elected and qualified. The stockholders elected the seven directors by the following votes:

Name of Nominee	Votes For:	Withheld:

01) Thomas A. Bologna	23,419,250	96,419

02) Kirk K. Calhoun	23,405,347	110,322

03) Sam Chawla	23,410,047	105,622

04) David R. Schreiber	23,412,347	103,322

05) Michael Serruya	22,573,297	942,372

06) Richard van den Broek	23,411,847	103,822

07) David M. Wurzer	23,405,347	110,322

Broker Non-Votes: 8,554,491

Proposal 2. The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The stockholders ratified BDO USA, LLP by the following votes:

Votes For	Votes Against	Votes Abstained

31,301,193	546,298	222,669

Proposal 3. Amendment of the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s Common Stock from 50 million to 70 million shares. The stockholders approved the proposed amendment by the following votes:

Votes For	Votes Against	Votes Abstained

29,305,095	2,721,129	43,936

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: July 11, 2014	By:	/s/ Adanech Getachew
	Name:	Adanech Getachew
	Title:	General Counsel